SCANA Corporation
                                1426 Main Street
                         Columbia, South Carolina 29201


                                       January 22, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re:  SCANA Corporation
               SEC File Number File No. 70-9521

Ladies and Gentlemen:

     I refer to the Application/Declaration on Form U-1 (File No. 70-9521), as amended by post effective amendments as of the date hereof (the "Application/ Declaration"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed by SCANA Corporation ("SCANA") with the Securities and Exchange Commission (the "Commission") with respect to the proposed transaction described therein (the "Proposed Transaction"). The authorization requested in the pending amendments to the Application/Declaration relates to an extension of time for SCANA and its wholly owned subsidiary, South Carolina Electric & Gas Company ("SCE&G"), to transfer SCE&G's interest in the bus transit system in the City of Columbia South Carolina and other properties to the City of Columbia.

     I am Senior Vice-President and General Counsel of SCANA, and am familiar with the corporate proceedings of SCANA and SCE&G in connection with the Proposed Transaction. I have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of SCANA and SCE&G and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as copies and the authenticity of the originals of such latter documents.

     The opinions expressed below with respect of the Proposed Transaction are subject to the following additional assumptions and conditions:

     (a) Except as otherwise specifically set forth below, any regulatory approvals required with respect to the Proposed Transaction shall have been obtained and remain in full force and effect.

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     (b) The Proposed Transaction shall have been duly authorized and approved, to the extent required by the applicable governing corporate documents and applicable state laws and by the Boards of Directors of SCANA and SCE&G.

     (c) The Commission shall have duly entered an appropriate order or orders with respect to the Proposed Transaction as described in the Application/Declaration granting and permitting the Application/Declaration to become effective under the Act and the rules and regulations thereunder, and the Proposed Transaction shall have been consummated in accordance with the Application/Declaration.

     (d) The parties shall have obtained all consents, waivers and releases, if any, required for the Proposed Transaction under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

     (e) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

     Based on the foregoing I am of the opinion that:

          1. All state laws applicable to the Proposed Transaction will have been complied with;

          2. The consummation of the Proposed Transaction will not violate the legal rights of the holders of any securities issued by SCANA or SCE&G or any associate company thereof.

     I am a member of the State Bar of South Carolina and the State Bar of Georgia and do not purport to be an expert on, nor do I opine as to, the laws of any jurisdiction other than the States of South Carolina and Georgia, and the federal laws of the United States of America.

     I hereby consent to the use of this opinion in connection with the Application/Declaration.

                                       Very truly yours,

                                       /s/ H. Thomas Arthur, Esq.